                                                                    Exhibit 10.2


                                                                  CONFORMED COPY
                             STORE LEASES AGREEMENT
                             ----------------------

         This STORE LEASES AGREEMENT is entered into as of August 23, 1999 (this "AGREEMENT"), by and among THE LIMITED STORES, INC. ("TLS"), VICTORIA'S SECRET STORES, INC. ("VICTORIA'S SECRET"), LERNER NEW YORK, INC. ("LERNER"), EXPRESS, LLC ("EXPRESS"), STRUCTURE, INC. ("STRUCTURE"), THE LIMITED, INC. ("LIMITED") and TOO, INC., a Delaware corporation and successor to Limited Too, Inc. ("TOO, INC.").

                                   WITNESSETH:

         WHEREAS, each of TLS, Victoria's Secret, Lerner, Express and Structure are subsidiaries of Limited;

         WHEREAS, one of TLS, Victoria's Secret, Lerner, Express or Structure is the prime tenant (as to each individual lease, the "PRIME TENANT") under each of the lease agreements described on SCHEDULE 1 hereto;

         WHEREAS, prior to the date hereof, Too, Inc. has occupied all or a portion of the premises leased by such Prime Tenant under such lease agreements, as such premises are described on SCHEDULE 1 hereto, without a written agreement;

         WHEREAS, the parties hereto desire to memorialize their prior agreements and understandings with respect to such premises, as such agreements and understandings are amended by this Agreement;

         WHEREAS, Too, Inc. leases directly the additional premises described on
SCHEDULE 2 hereto, all of which are presently guaranteed by Limited;

         WHEREAS, all of Too, Inc.'s premises described on SCHEDULE 1 hereto and all of Too, Inc.'s directly-leased premises described on SCHEDULE 3 hereto are adjacent to or shared with premises of a Prime Tenant; and

         WHEREAS, as a consequence of the spin-off of Too, Inc. by Limited pursuant to the Distribution Agreement dated as of August 23, 1999 between Limited and Too, Inc. (the "DISTRIBUTION AGREEMENT"), Too, Inc. will no longer be an Affiliate (as hereafter defined) of Limited or the Prime Tenants, Limited, each Prime Tenant and Too, Inc. desire to evidence their agreement relating to the shared occupancy of such premises as well as the continuation of Limited's guarantees of Too, Inc.'s directly-leased premises, in each case upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the covenants set forth herein, the parties agree as follows:


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         1. Definitions.
            ------------

         As used in this Agreement the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

                  "ADJACENT PREMISES" means premises where, as of the date hereof, Too, Inc. stores are either adjacent to, not fully separated from or operated as a department within, a Prime Tenant store. As of the date hereof, such premises constitute all of the Subleased Premises plus the additional premises listed on SCHEDULE 3 hereto.

                  "AFFILIATE" means a corporation, partnership, limited liability company or other business entity, which, directly or indirectly, controls, is controlled by, or is under common control with, another corporation, partnership, limited liability company or other business entity. If more than 50 percent of the voting stock of a corporation is owned by another corporation, partnership, limited liability company or other business entity, the corporation whose stock is so owned shall be deemed to be controlled by the corporation, partnership, limited liability company or business entity owning such stock.

                  "DISTRIBUTION DATE" is defined in the Distribution Agreement.

                  "EXCESS RENT" means, in respect of any Leased Premises, rent or any other amount payable under the relevant Prime Lease, which is calculated on the basis of a fixed percentage of sales over a pre-determined sales level, and is in addition to the fixed base rent or other fixed payment required by the relevant Prime Lease.

                  "GROSS SALES" shall mean the term (or any similar term) used in the relevant Prime Lease to determine the basis for calculating the payments due to the landlord thereunder, regardless of whether the relevant Prime Lease refers to such term as gross sales, net sales or a similar term. In the absence of any such term being defined in the applicable Prime Lease, "GROSS SALES" shall have the meaning attributed thereto in the Lease Agreement dated September 10, 1998 between Too, Inc. and Charleston Town Center Company, Ltd., for space located at Charleston Town Center in Charleston, West Virginia.

                  "GUARANTEED LEASE" means, as of the date hereof, each Too, Inc. lease set forth on SCHEDULE 2 hereto, as such Schedule may be deemed modified after the date hereof in accordance with Section 23 and as such Schedule may be amended from time to time by agreement of all parties to


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         the relevant Guaranteed Lease; all such leases are collectively referred to as the "GUARANTEED LEASES."

                  "LANDLORD" means the landlord under a Prime Lease.

                  "LEASE TERM" means, in respect of any Prime Lease, the initial term of such Prime Lease, excluding any renewal or extension option thereunder.

                  "LEASED PREMISES" means the premises in which a Prime Tenant has a leasehold interest under a Prime Lease or all such premises collectively, as the context may require.

                  "PERCENTAGE RENT" means, in respect of any Leased Premises, monthly rent which, in lieu of a fixed monthly rent or any other amount payable under the relevant Prime Lease, is calculated exclusively as a percentage of the gross sales of the tenant of such Leased Premises for such month.

                  "PRIME LEASE" means each of the leases described on SCHEDULE 1; all such leases are collectively referred to as the "PRIME LEASES."

                  "RATABLY" means, in respect of any Leased Premises, divided equally among all persons occupying any portion of such Premises (regardless of the portion of such Premises which each person occupies or uses).

                  "SPACE SIZE RATIOS" means,

                  (i) in respect of any Subleased Premises, the ratio of (x) the size of the selling space in the Subleased Premises to (y) the size of the selling space in the entire Leased Premises and

                  (ii) in respect of the portion of the Leased Premises retained by the Prime Tenant, the ratio of (x) the size of the selling space in such retained premises to (y) the size of the selling space in the entire Leased Premises.

         All such sizes, as of the date hereof, are as reflected on SCHEDULE 1. The applicable Space Size Ratios shall be adjusted accordingly in the event of any change in the size of either a Leased Premises or a Subleased Premises, or in the event of the presence of any other tenants in the Leased Premises, but shall not be adjusted solely due to a reallocation between the total amount of selling space and the total amount of storage space in a given Leased Premises or Subleased Premises.


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                  "STORE SEPARATION COSTS" means all costs reasonably necessary to physically separate, in a manner and to an extent mutually satisfactory to Limited, the applicable Prime Tenant and Too, Inc., the Prime Tenant store from the corresponding Too, Inc. Adjacent Premises, including any segregation of selling or storage space, construction of firewalls, construction of access corridors, necessary modifications to the HVAC system or utilities (e.g. to enable separate metering) and, where applicable, purchase of cabinets and fixtures for use on the newly constructed separation wall, in each case on both sides of a separation wall and of comparable quality to other cabinets and fixtures already used in the relevant store.

                  "SUBLEASED PREMISES" means the portion of the Leased Premises occupied by Too, Inc. in accordance with this Agreement, individually or collectively, as the context may require. Each of the Subleased Premises on the date hereof is described on SCHEDULE 1 hereto.

         2. Sublease.
            ---------

         Each Prime Tenant, in consideration of the covenants and agreements to be performed by Too, Inc. and upon the terms and conditions hereinafter stated, does hereby sublease, demise and let unto Too, Inc., and Too, Inc. does hereby sublease from each Prime Tenant, each of the Subleased Premises upon the terms and conditions set forth below.

         3. Priority of Prime Lease.
            ------------------------

         (a) Except to the extent otherwise expressly set forth in this Agreement, this Agreement, as it relates to the Subleased Premises, is expressly subject and subordinate to the applicable Prime Lease and all the terms, conditions and covenants therein contained. Except to the extent otherwise expressly set forth in this Agreement, in which event the terms of this Agreement shall prevail, all the terms, covenants and conditions of a Prime Lease shall be applicable with respect to the corresponding Subleased Premises with the same force and effect as if Prime Tenant were the landlord under the Prime Lease and Too, Inc. were the tenant thereunder and the provisions of the Prime Lease are incorporated herein by reference with the same force and effect as if they were fully set forth herein.

         (b) Too, Inc. agrees that nothing in this Agreement shall be deemed to grant Too, Inc. any rights that would conflict with any of the covenants and conditions of the Prime Lease, and Too, Inc. agrees that it will do nothing in, on or about the Subleased Premises that would result in the breach by Prime Tenant of its undertakings and obligations under the Prime Lease. Too, Inc. hereby assumes and shall fully perform and discharge, with regard to the Subleased

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Premises, all the obligations of Prime Tenant as tenant under the Prime Lease during the Lease Term and shall abide by and adhere to all restrictions and all other terms, covenants and conditions of the Prime Lease. Nothing contained in this Agreement shall be construed as a guarantee by Prime Tenant of any of the obligations, covenants, warranties, agreements or undertakings of the Landlord in the Prime Lease, nor as an undertaking by Prime Tenant to Too, Inc. on the same or similar terms as are contained in the Prime Lease.

         (c) In the event of any breach by Too, Inc. of any term, covenant or condition of this Agreement, in addition to the rights and remedies provided in this Agreement, Prime Tenant shall have all the rights against Too, Inc. as would be available to the Landlord against Prime Tenant as tenant under the applicable Prime Lease if such breach were by Prime Tenant thereunder, including the right to terminate the sublease under circumstances and upon notice to Too, Inc. that is similar to that which the applicable Landlord would be entitled to assert against Prime Tenant under the applicable Prime Lease.

         4. Term; Renewals.
            ---------------

         (a) The term of the sublease granted herein with respect to each of the Subleased Premises shall be coextensive, less one day, with the Lease Term of the corresponding Prime Lease, unless sooner terminated as provided herein. Too, Inc. acknowledges that the Lease Term shall not include renewal or extension options exercisable by Prime Tenant (whether or not Prime Tenant in fact exercises same) and that the exercise of any such option shall be determined by Prime Tenant in its sole and absolute discretion.

         (b) Prime Tenant will notify Too, Inc. no later than the 60th day prior to the expiration of any renewal or extension option in respect of the Prime Lease if Prime Tenant has determined not to exercise any such option, and will first offer to assign the Prime Lease to Too, Inc., to the extent permitted under such Prime Lease or by the Landlord, or otherwise to cooperate with Too, Inc. to allow Too, Inc., in its discretion, to exercise any such option with respect to the Leased Premises, so long as Limited and its Affiliates have no responsibility or liability under the Prime Lease after expiration of the Lease Term (without giving effect to such renewal option). If Too, Inc. decides to, and is permitted to, assume the Prime Lease on such terms, then Too, Inc. shall assume responsibility for and pay any and all costs relating to such premises (including, without limitation, all liabilities and obligations under the Prime Lease as so extended). Too, Inc. acknowledges that in the event of any expiration of a Lease Term, this Agreement shall terminate with respect to the corresponding Prime Lease.

         (c) If Prime Tenant desires to renew or extend a Prime Lease, then it shall notify Too, Inc. thereof no later then 60 days prior to the expiration of the applicable Prime Lease. Within 10 days of Too, Inc.'s receiving such notice, it shall notify Prime Tenant as to whether it wishes to remain in the Leased Premises. If both parties have decided to renew or extend their respective lease arrangements, then, unless otherwise agreed, the parties shall each negotiate and enter into separate lease arrangements with the applicable Landlord with respect their respective premises, and the parties shall divide Ratably all Store Separation Costs relating to such premises. If Prime Tenant intends to extend or renew the Prime Lease notwithstanding that Too, Inc. has not elected to continue its sublease arrangements, and Prime Tenant does not intend to use all of the floor space in the Prime Lease, then Prime Tenant shall assume responsibility for and pay all Store Separation Costs which the Landlord may require in relation to such premises in exchange for Landlord's consent to such renewal or extension.

         5. Utilities/Other Services.
            -------------------------

         (a) Except as otherwise specified herein, the only services, utilities or rights to which Too, Inc. is entitled under this Agreement with respect to the Subleased Premises are those to which the applicable Prime Tenant is entitled from the Landlord under the applicable Prime Lease and Prime Tenant shall have no liability to Too, Inc. for the failure to provide such services, utilities or rights unless such failure is the result of some act or omission of Prime Tenant under the Prime Lease. In addition, Too, Inc. shall not, without the consent of Prime Tenant, claim any entitlement to utility services greater than that which it was receiving (if Too, Inc. was in possession) prior to the date hereof.

         (b) If any utility services to the Leased Premises are not separately metered as between the Subleased Premises and the remainder of the Leased Premises, the accounts shall be in the name of Prime Tenant, or the Landlord if required by the Prime Lease, and the payments to the utility companies or the Landlord, as the case may be, shall be shared pro rata by Too, Inc., Prime Tenant and any other occupant of the premises based on their respective Space Size Ratios, and without regard to consumption. Either party shall have the right to cause the utility services furnished to their respective premises to be separately metered or sub-metered, subject to applicable law and the obtaining of any necessary consent from the Landlord and provided that the party causing separate metering or sub-metering pays all costs and expenses related thereto and that the other party's utility services are not thereby diminished. For so long as utility services in respect of the Subleased Premises are paid for by Landlord or Prime Tenant, they shall be considered to be "monetary obligations" for purposes of Section 6 and invoiced and paid in accordance therewith.


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         6. Monetary Obligations Under the Prime Lease.
            -------------------------------------------

         (a) Except as specified in Section 7 and except with respect to Percentage Rent, all monetary obligations of Prime Tenant (including, without limitation, base, fixed or minimum rent, common area maintenance charges, real estate taxes and assessments, insurance charges, waste removal, merchants association dues, marketing, advertising and other promotional fund contributions, utilities (if applicable), HVAC and chilled water charges, whether same are payable pursuant to the Prime Lease, any other covenant or restriction, or otherwise) shall be shared pro rata by Too, Inc. and Prime Tenant in proportion to their respective Space Size Ratios. Any Excess Rent payable under a Prime Lease shall be paid exclusively by Prime Tenant, and shall not be passed on to, or payable by, Too, Inc.

         (b) On or before the 14th day of each fiscal month of Limited, the Prime Tenant shall provide an invoice to Too, Inc. setting forth Too, Inc.'s pro rata share of the subsequent fiscal month's estimated monetary obligations for all Subleased Premises. To the extent that the estimated payment invoiced by Prime Tenant in respect of any such fiscal month ultimately differs from Too, Inc.'s pro rata share of the monetary obligations actually incurred by Prime Tenant in such fiscal month, Prime Tenant's monthly invoice in the following fiscal month shall include an adjustment to correct such difference; provided that any failure by Prime Tenant to effect such adjustment shall not preclude such Prime Tenant from effecting such adjustment at any subsequent time. Too, Inc. shall pay to the Prime Tenant, on or before the last day of each fiscal month of Limited, the amount so invoiced. Too, Inc. may request to audit the source of Prime Tenant's billing records up to twice per year. All costs of any such audit will be paid by Too, Inc. unless the audit reveals there to have been an overcharge by Limited in excess of 5%, in which case the costs of such audit shall be shared equally by Limited and Too, Inc.. The scope of any audits will be limited to charges paid by the Prime Tenant and invoiced to Too, Inc. All monthly payments by Too, Inc. will be due regardless of any dispute regarding any payments hereunder; and retroactive adjustments, if any, will be paid following dispute resolution procedure set forth in Section 34. Any remedial payments made by either party shall be without interest, except that remedial payments relating to a period ending more than 30 days prior to the commencement of the applicable audit shall bear interest at the prime rate (as quoted from time to time in the Wall Street Journal).

         (c) If rent under a Prime Lease is based upon Percentage Rent, then such rent shall be divided between Prime Tenant and Too, Inc. in proportion to the percentage which each party's Gross Sales in the store occupied under such Prime Lease represents of the total Gross Sales attributable to such store. Too, Inc. shall pay its share of the Percentage Rent to Prime Tenant for any fiscal month on or before the last day of the following fiscal month.


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         (d) Too, Inc. agrees to provide the relevant Prime Tenant promptly with all sales and other information as may be reasonably requested by such Prime Tenant in connection with the calculation of the Prime Tenant's monetary obligations to the relevant landlord required under the relevant Prime Lease or in connection with Prime Tenant's calculation of Percentage Rent or Excess Rent. At Prime Tenant's request, Too, Inc. shall certify the accuracy of any information so submitted.

         (e) All obligations of Too, Inc. hereunder shall survive the termination of the relevant Prime Lease or the sublease hereunder for the same period that the relevant Prime Tenant has any obligation to the relevant Landlord.

         7. Non-Monetary Obligations.
            -------------------------

         (a) Except as set forth in subsection (b), if any non-monetary obligation of the tenant under a Prime Lease, other than those for which specific provision is made in this Agreement, is not attributable either to the Subleased Premises exclusively or the remainder of the Leased Premises exclusively (e.g., the maintenance of insurance or the repair of any HVAC unit serving the entire Leased Premises or the roof), such obligation shall be performed by Prime Tenant and the cost of performing same shall be shared pro rata by Too, Inc. and Prime Tenant based on their respective Space Size Ratios, unless the parties have agreed to a different cost-sharing arrangement under a separate written agreement.

         (b) If any individual capital expenditure or repair is estimated to be in excess of $50,000, Prime Tenant shall notify Too, Inc. of such estimate prior to entering into any binding agreement with respect thereto, and Too, Inc. shall have the right (i) to challenge such estimate or find a lower estimate within 10 business days of receiving such notice from Prime Tenant and (ii) to decline to share the costs of such capital expenditure or repair if the remaining term of the applicable sublease is less than one year (unless such expenditure or repair is reasonably necessary or is mandated by the Prime Lease, in which case Too, Inc. may pay only its ratable share of the costs of any reasonable, lower cost alternative which would be permissible under the Prime Lease if the Prime Tenant were not renewing the Prime Lease upon its expiration).

         8. Tenant Inducements.
            -------------------

         (a) The parties acknowledge that all monetary tenant inducements arising prior to the date hereof, including, without limitation, tenant improvement allowances and moving allowances, under a Prime Lease have been or will be received by Prime Tenant for its sole and exclusive benefit, unless the parties have made prior arrangements (through a written agreement) to share any such monetary inducement. Except as specified in paragraph (c), all monetary inducements arising after the date hereof, including, without limitation, tenant improvement allowances, moving allowances and key money, under a Prime

Lease shall be shared pro rata by Too, Inc. and Prime Tenant based on the applicable Space Size Ratios, unless otherwise agreed by the parties under a separate written agreement. Any reporting obligation to Landlord arising under
Section 110 of the Internal Revenue Code in respect of tenant inducements shall be effected jointly by Prime Tenant and Too, Inc. if such tenant inducements relate wholly or partially to the Subleased Premises.

         (b) Except as specified in paragraph (c), if a Prime Tenant is entitled to an abatement or reduction of rent (e.g., as a result of a condemnation or casualty) under a Prime Lease, as same exists as of the date hereof, Too, Inc. shall be entitled to a share of such abatement or reduction of rent in an equitable manner taking into account the extent to which the Subleased Premises are affected by the circumstances resulting in such abatement or rent reduction.

         (c) If a Prime Tenant or Limited recovers from a landlord under a Prime Lease, whether before, on or after the Distribution Date, any amounts in respect of such Prime Lease (including without limitation common area charges, maintenance or related charges) in respect of any period ending on or prior to the Distribution Date, such amounts shall belong exclusively to Prime Tenant or Limited (regardless of whether such amounts are actually paid or take the form of a reduction or abatement in rent or other charges otherwise subsequently payable to Landlord under the Prime Lease). If, however, Prime Tenant becomes entitled at any time after the Distribution Date to any abatement or reduction in common charges, maintenance or related charges relating, in each case, solely to the period or periods commencing after the Distribution Date, then Prime Tenant and Too, Inc. shall share such abatement or reduction in proportion to their respective Space Size Ratios after the party incurring any out-of-pocket costs and expenses related to obtaining such abatements and reductions has been fully reimbursed for such costs and expenses.

         9. Tenant Termination Rights.
            --------------------------

         Subject only to Prime Tenant's obligations set forth in Section 18, all rights of the tenant to terminate a Prime Lease, including, without limitation, any "kickout" or "cotenancy" rights or rights to terminate in the event of a casualty or condemnation or default of the Landlord, shall belong exclusively to Prime Tenant and may be exercised by Prime Tenant in its sole and absolute discretion without liability to Too, Inc.; provided, that Prime Tenant will promptly notify Too, Inc. of its intent to terminate a Prime Lease and will first offer to assign the Prime Lease to Too, Inc., to the extent permitted under such Prime Lease or by the Landlord, so long as neither Prime Tenant nor any of its Affiliates has any responsibility or liability under the Prime Lease after such assignment. Too, Inc. acknowledges that in the event of any such termination, this Agreement shall terminate with respect to such Prime Lease.

         10. Access; Alterations.
             --------------------

         (a) The parties acknowledge that certain of the Leased Premises may be configured in such a manner that Prime Tenant may need access to the Subleased Premises and Too, Inc. may need access to the remainder of the Leased Premises for purposes of maintaining or making adjustments or repairs to facilities (e.g., pipes, conduits, electrical and telecommunication wiring, etc.) serving such party's premises or for purposes of using restroom facilities or stock or storage rooms or for such other reasonable purposes. The parties hereby grant each other access through their respective premises for such purposes, provided that such access is limited to business hours (or, if outside of regular business hours, is requested at least 48 hours in advance) and the party exercising such right does not unreasonably interfere with the business of the other party.

         (b) No party may make any alterations to its premises that would adversely affect the other party's business or use or occupancy of its premises, including without limitation any alterations that would (i) reduce the availability of utilities, HVAC or other services to the other party's premises,
(ii) impair access to the other party's premises or (iii) cause the other party's premises not to comply with applicable law. No party make may make any alterations or effect any renovations to its premises without first obtaining all necessary consents from the Landlord and any other necessary persons, and ensuring the compliance of such alterations or renovations with applicable building codes. The party making such alterations or renovations shall bear the entire cost of obtaining such consents and ensuring such compliance.

         (c) If either Prime Tenant or Too, Inc. seeks, in one or more projects in any twelve consecutive months, to remodel premises which are the subject of a Prime Lease or which otherwise abut upon Adjacent Premises, and the total budgeted or actual cost of such renovations exceeds $160,000, then the party undertaking such renovations shall notify the other party of its renovation plans and budget and Prime Tenant and Too, Inc. shall cooperate and use reasonable efforts (i) to obtain the consent of the lessor of such premises to the physical separation of the Prime Tenant store from the Too, Inc. store and
(ii) to ensure that such renovations comply with all applicable building codes. If such consent is granted and such codes can be complied with, then the party undertaking such renovations shall pay all Store Separation Costs reasonably necessary to physically separate, in a manner and to an extent mutually satisfactory to Prime Tenant and Too, Inc., the Too, Inc. store premises from the Adjacent Premises.

         11. Assignment and Subletting.
             --------------------------

         (a) Too, Inc. may not assign this Agreement, or allow it to be assigned, in whole or in part, by operation of law or otherwise or mortgage or pledge the same, or sublet the Subleased Premises, or any part thereof (any of the foregoing transactions is herein referred to as a "TRANSFER"), without the prior written consent of Prime Tenant, which consent may be withheld by Prime Tenant in its sole and absolute discretion without regard to standards of reasonableness. Notwithstanding the foregoing, but subject to the terms of the Prime Lease, Too, Inc. may effect a Transfer, without the consent of Prime Tenant, to an Affiliate of Too, Inc., provided that if at any time after such permitted Transfer the transferee is no longer an Affiliate of Too, Inc., the event terminating such affiliation shall be deemed a Transfer subject to Prime Tenant's consent pursuant to the preceding sentence.

         (b) In the event of any Transfer, whether or not Prime Tenant grants its consent to such Transfer or withholds its consent to such Transfer, Too, Inc. shall remain fully liable to perform its duties under this Agreement following a Transfer. If Too, Inc. enters into a Transfer, Too, Inc. shall pay to Prime Tenant 50% of all consideration received by Too, Inc. in such transaction (as rent or inducement for such Transfer) that is in excess of the total sums that Too, Inc. is obligated to pay Prime Tenant under this Agreement, or the prorated portion thereof if only a portion of the Subleased Premises is Transferred; provided that if the Prime Lease requires that any such excess amounts received in connection with any Transfer be remitted to the Landlord under the Prime Lease, then all such amounts shall be so remitted.

         (c) Any proposed Transfer shall also be subject to the restrictions and requirements set forth in the Prime Lease. Any purported Transfer consummated in violation of the provisions of this Section 11 shall be null and void and of no force or effect.

         (d) If Prime Tenant intends to assign a Prime Lease or further sublet the Leased Premises exclusive of the Subleased Premises to a person or entity that is not an Affiliate of Limited, Prime Tenant shall give Too, Inc. written notice of such proposed assignment or sublease at least 60 days prior to the effective date of such assignment or sublease, and Too, Inc. shall have the right to terminate this Agreement with respect to such Prime Lease by giving written notice thereof to Prime Tenant prior to such effective date. Too, Inc.'s termination notice shall specify the termination's effective date, which shall be no later than 60 days after the effective date of Prime Tenant's assignment or sublease. If Too, Inc. does not elect to terminate this Agreement with respect to such Prime Lease or such assignment or sublease is to an Affiliate of Limited, the following shall be conditions precedent to the effectiveness of such assignment or sublease:

                  (i) in the case of an assignment, Prime Tenant shall cause the assignee to assume and be bound by the terms of this Agreement, but only to the extent such terms apply to such Prime Lease, and, notwithstanding such assignment, Prime Tenant shall not be released from and shall remain fully liable under the terms of this Agreement with respect to such Prime Lease; and

                  (ii) in the case of a sublease, Prime Tenant shall cause the transferee to acknowledge the rights of Too, Inc. under this Agreement with respect to the Subleased Premises and the remainder of the Leased Premises and agree that its possession is subject to such rights of Too, Inc.

         Any sublet or assignment by Prime Tenant to a non-Affiliate under this Section shall not be deemed to be an early termination of the Prime Lease by Prime Tenant for purposes of Section 18 hereof unless Prime Tenant, in its discretion, concludes that such sublease or assignment would materially impair Too, Inc.'s business as then conducted in the adjacent Subleased Premises. Furthermore, if, as a condition to such sublease or assignment, the Prime Tenant is obliged to incur Store Separation Costs

                  (x) in excess of $160,000, then such costs shall be paid entirely by Prime Tenant, or

                  (y) of $160,000 or less, then such costs shall be divided Ratably by Prime Tenant and Too, Inc.,

and, in either case, the sublessee or assignee shall be relieved of any obligation it might otherwise have hereunder to pay any such costs in respect of the subleased or assigned premises

         12. Shared Back Rooms in Adjacent Premises.
             ---------------------------------------

         With respect to Adjacent Premises which share back rooms, Prime Tenant and Too, Inc. agree, as practicable, to take all steps reasonably necessary in order to physically segregate and secure their respective inventory in such back rooms. The cost of any renovations necessary to achieve this end shall be divided Ratably among Prime Tenant, Too, Inc. and any other tenant sharing such premises.

         13. No Default Under Prime Lease.
             -----------------------------

         (a) Except for any termination or forfeiture of a Prime Lease caused by an allegation by a Landlord that, as a result of the Distribution (as defined in the Distribution Agreement), Too, Inc. is not a permitted occupant, Too, Inc. shall do nothing nor permit anything to be done that would cause the Prime Lease to be terminated or forfeited because of any right of termination or forfeiture reserved or vested in the Landlord under the Prime Lease or that would cause Prime Tenant to be in default under the Prime Lease or to pay damages or any penalty (e.g., late charges). Except for any termination or forfeiture of a Prime Lease caused by an allegation by a Landlord that, as a result of the Distribution, Too, Inc. is not a permitted occupant, or except as may be due to the default by Prime Tenant under the Prime Lease, or except as may be due to the negligence or willful misconduct of Prime Tenant, Too, Inc. shall defend, indemnify and hold harmless Limited and its Affiliates from and against all claims, damages, losses, liabilities, obligations and costs (including, without limitation, reasonable attorney's fees) of any kind arising from any breach or default on the part of Too, Inc. by reason of which the Prime Lease is or may be terminated or forfeited or Prime Tenant found to be in default thereunder or the Landlord is or may be entitled to damages or a penalty.

         (b) Except for any termination or forfeiture of a Prime Lease caused by an allegation by a Landlord that, as a result of the Distribution, Too, Inc. is not a permitted occupant, Prime Tenant shall do nothing nor permit anything to be done that would cause the Prime Lease to be terminated or forfeited because of any right of termination or forfeiture reserved or vested in the Landlord under the Prime Lease or that would cause Prime Tenant to be in default under the Prime Lease or to pay damages or any penalty (e.g., late charges); provided that the foregoing shall not limit the rights of Prime Tenant to early terminate a Prime Lease pursuant to Section 18. Except for any termination or forfeiture of a Prime Lease caused by an allegation by a Landlord that, as a result of the Distribution, Too, Inc. is not a permitted occupant or except as may be due to the default by Too, Inc. under this Agreement, or except as may be due to the negligence or willful misconduct of Too, Inc., Prime Tenant shall defend, indemnify and hold harmless Too, Inc. from and against all claims, damages, losses, liabilities, obligations and costs (including, without limitation, reasonable attorney's fees) of any kind arising from any breach or default on the part of Prime Tenant by reason of which the Landlord is or may be entitled to damages or a penalty.

         14. Prime Leases.
             -------------

         Limited shall make available to Too, Inc. a copy of any Prime Lease requested by Too, Inc.. Too, Inc. acknowledges that it has been provided with an opportunity to make copies of such Prime Leases as it desires, and that it accepts to be bound by all of the obligations of the Prime Leases as if it were a party thereto.

         15. Consent/Approvals.
             ------------------

         To the extent that the Landlord under a Prime Lease has reserved the power to consent to or to object to an action to be performed by the tenant under the Prime Lease, Prime Tenant reserves the same right to consent to or object to such action by Too, Inc. under this Agreement. If Too, Inc. seeks a consent or approval from Prime Tenant with respect to any matter to which such consent or approval is required under this Agreement or the Prime Lease, then
(i) the time period, if any, in which Prime Tenant shall be required to respond to Too, Inc. shall be extended by ten days after the expiration of any time period in which the Landlord has to respond under the Prime Lease and (ii) the denial of such consent or approval by the Landlord shall be conclusive and binding on Too, Inc.; provided that, where consent or approval of the Landlord under a Prime Lease is required, Prime Tenant shall use good faith efforts, unless a different standard is specified herein with respect to a particular matter, to obtain such consent or approval from the Landlord, except that nothing herein shall require Prime Tenant to make any payment, or to amend any terms of such Prime Lease in a way that would have an adverse effect on Prime Tenant, in respect of such consent or approval.

         16. Default Notice from Landlord.
             -----------------------------

         If Prime Tenant receives a notice of default from the Landlord with respect to any matter pertaining to the Subleased Premises or any obligation of Too, Inc. under this Agreement, Prime Tenant shall immediately notify Too, Inc. of same in writing, and if Too, Inc. fails to promptly commence the cure of such default or fails to cure such default as of a date that is at least 15 days prior to the expiration of the applicable cure period under the Prime Lease, Prime Tenant shall have the right, but no obligation, to immediately cure such default and Too, Inc. shall reimburse Prime Tenant for the costs incurred in connection with curing such default within 30 days after receipt of an invoice therefor from Prime Tenant.

         17. Signage.
             --------

         Too, Inc. shall have the right to maintain any existing signage it may have in respect of any Subleased Premises. If Too, Inc. does not have a storefront sign in respect of any Subleased Premises, Too, Inc. shall have the right to install a sign on the storefront of such Subleased Premises, provided the same is permitted under the Prime Lease as well as the Trademark and Service Mark Licensing Agreement, dated the date hereof, between Limco, Inc. and LimToo, Inc., and does not impair the rights of Prime Tenant to maintain signage on its storefront. If any Leased Premises does not have a separate storefront for each party, the parties shall mutually agree on the locations of their respective signs.

         18. Early Discretionary Termination of Prime Lease by Prime Tenant.
             ---------------------------------------------------------------

         (a) If Prime Tenant decides to early terminate a Prime Lease (other than pursuant to the exercise of "kickout" rights, "cotenancy" rights or any right to terminate in the event of a casualty or condemnation or default of the Landlord), or if any event of default occurs under a Prime Lease attributable to any cessation of operations by Prime Tenant which could or does give rise to Landlord's right to early terminate such Prime Lease, then the Prime Tenant shall offer to assign the Prime Lease to Too, Inc., to the extent permitted under such Prime Lease or by the Landlord, so long as neither Limited nor any of its Affiliates has any responsibility or liability under the Prime Lease after such assignment. If Too, Inc. elects to assume the entire Prime Lease on such terms, and the Landlord consents thereto, then the parties shall cause such assignment to be effective no later than the date on which the Prime Lease would otherwise have been terminated pursuant to the first sentence hereof (such date, as well as any date on which a Prime Lease is actually terminated, being herein referred to as a "LEASE EARLY TERMINATION DATE").

         (b) If a Prime Lease has been early terminated in accordance with this
Section 18 then, subject to subsection (c) hereof, Prime Tenant or its Affiliates shall provide to Too, Inc. a combination of cash and loans for each Prime Lease so terminated, as set forth below, in accordance with the number of years remaining in the applicable Lease Term after the applicable Lease Early Termination Date:


          Remaining Term of
             Prime Lease                  Cash Payment           Loan Amount
             -----------                  ------------           -----------
          Less than one year                        --           $100,000.00

          One to two years                  $50,000.00           $100,000.00

          Three to four years              $100,000.00           $100,000.00

          Greater than four years          $100,000.00           $150,000.00

All such amounts shall be funded by Limited or one of its Affiliates to Too, Inc. no later than the 90th day after the applicable Lease Early Termination Date.

         (c) Too, Inc. shall be entitled to the cash payments and loans pursuant to subsection (b) or (e) if and only if:

                  (x) (i) Too, Inc. continues to have store operations in excess of 1,000 square feet of selling space in the shopping mall or other commercial premises in which the relevant Prime Lease was located during and after the 90-day period commencing on the applicable Lease Early Termination Date, or (ii) Too, Inc. reopens another store within such shopping mall or commercial premises within a year of the Lease Early Termination Date; and

                  (y) Too, Inc. shall operate a store in the shopping mall or other commercial premises in which the corresponding Prime Lease was located for (A) more than 18 months after (i) the Lease Early Termination Date, if Too, Inc. maintained a store presence in the Subleased Premises on and after the Lease Early Termination Date, or
         (ii) the date on which Too, Inc. reopened a store in accordance with clause (x)(ii) above, if Too, Inc. vacated the Subleased Premises on or before the Lease Early Termination

         Date or (B) the remainder of the lease term for the stores where the balance of the Prime Lease term is less than a year.

         (d) Any loans made available by Limited or its Affiliates pursuant to subsection (b) hereof shall have the following terms: (i) principal of the loan shall be repaid in one installment on the fifth anniversary of the making of such loan, (ii) interest shall accrue at a rate equal to Limited's five-year borrowing rate in effect from time to time and shall be payable annually in arrears by Too, Inc, (iii) each loan shall be prepayable in whole or in part (together with accrued but unpaid interest thereon) at any time prior to the due date, and (iv) each loan shall have other terms and conditions customary for similar loans.

         (e) At any time after Limited or its Affiliates have closed pursuant to this Section 18 an aggregate of 98 stores to which Too, Inc. has Adjacent Premises, Limited or one of its Affiliates shall, subject to subsection (c) hereof, pay to Too, Inc. no later than the 90th day after the applicable Lease Early Termination Date an additional cash payment of $50,000 (which amount shall be in addition to any other cash or loan amount payable to Too, Inc. under this
Section 18) for each additional Limited store (x) which a Prime Tenant closes,
(y) to which Too, Inc. has Adjacent Premises and (z) as to which the remaining term of the Prime Lease at the time of such closure is greater than four years.

         (f) If, on any date after the payment to Too, Inc. of any compensatory amounts pursuant to this Section 18, Too, Inc. loses its right to such compensation pursuant to paragraph (c) hereof, then Too, Inc. shall promptly after the date of such loss (and in any event no later than the 60th day after the date of such loss) repay to Limited (x) all cash amounts paid to Too, Inc. under this Section 18 (together with interest accrued on such cash payments from the date of Too, Inc.'s non-compliance through the date of repayment by Too, Inc. at a rate equal to the rate of interest charged to Too, Inc. on the loans extended pursuant to Section 18) and (y) all loans (together with accrued but unpaid interest thereon through the date of repayment) extended to Too, Inc., in each case with respect to the store or stores for which compensation was provided to Too, Inc. pursuant to paragraphs (b) or (e) hereof.

         (g) Too, Inc. acknowledges that any amount received pursuant to this
Section 18 shall constitute complete satisfaction of any claims that it might otherwise have against Limited or any Affiliate of Limited, whether in tort or contract, in any way related to Prime Tenant's early termination of a Prime Lease, and hereby waives, to the maximum extent permitted by law, any such claim. Too, Inc. hereby also waives any right, claim or entitlement that it may have to any other type or amount of payment for any early termination of a Prime Lease by Prime Tenant, regardless of the actual costs incurred by Too, Inc., any loss of business to Too, Inc., any consequential damages or losses to Too, Inc. or any disruption experienced by Too, Inc. as a result of such early termination by Prime Tenant.

         (h) Any cash payment made pursuant to this Section 18 (exclusive of loan amounts) in connection with the termination of a store occupying Subleased Premises is being made in cancellation of the sublease hereunder, in accordance with Section 1241 of the Internal Revenue Code. Too, Inc. and each Prime Tenant hereby expressly acknowledge that Prime Tenant is receiving no present or future benefit in respect of such cancellation in connection with the Leased Premises or other premises.

         (i) Too, Inc. agrees that if it enters into any agreement or instrument providing for an incurrence or guarantee of indebtedness for borrowed money by Too, Inc. or any of its subsidiaries (including without limitation any agreement or instrument relating to term loans, revolving loans, lines of credit, reimbursement obligations in respect of letters of credit, notes or bonds), it shall provide in such agreement or instrument that all obligations of Too, Inc. or its subsidiaries thereunder shall be subordinated to the obligations of Too, Inc. arising under the loans contemplated by this Section 18; provided that the foregoing shall not apply to the credit agreement to be entered into by Too, Inc. prior to the Distribution Date in connection with the spin-off of Too, Inc. to the shareholders of Limited, or any interest rate, currency exchange rate or commodity price hedging arrangements entered into with lenders party thereto or any of their affiliates or any refinancing or replacement thereof (unless such refinancing or replacement of any such credit agreement provides for a maximum borrowing greater than 104.5% of the maximum borrowing under the original credit agreement).

         (j) All obligations of Limited under paragraphs (b) and (e) shall terminate if Too, Inc. fails to comply with its obligations hereunder with respect to two or more stores and such failure continues for 30 days.

         19. Indemnity; Subrogation.
             -----------------------

         (a) Prime Tenant shall defend, indemnify and hold harmless Too, Inc. and its employees, officers, directors, partners and agents against and from any and all claims, liabilities, demands, fines, suits, actions, proceedings, orders, decrees and judgments (collectively, "CLAIMS") of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including attorneys' fees, resulting from, or in connection with, loss of life, bodily or personal injury or property damage (i) arising, directly or indirectly, out of, or from, or on account of any accident or other occurrence in, upon or from the Leased Premises exclusive of the Subleased Premises or (ii) occasioned in whole or in part through the use and occupancy of the Leased Premises exclusive of the Subleased Premises or any construction, repair, alterations or improvements therein or appurtenances thereto, or by any act or omission of Prime Tenant or any subtenant, concessionaire or licensee of Prime Tenant (other than Too, Inc. or any of its Affiliates), or its employees, agents, contractors or invitees in, upon, at or from the Leased Premises exclusive of the Subleased Premises.

         (b) Too, Inc. shall defend, indemnify and hold harmless Limited and its Affiliates, employees, officers, directors, partners and agents against and from any and all Claims of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including without limitation attorneys' fees, resulting from, or in connection with, loss of life, bodily or personal injury or property damage (i) arising, directly or indirectly, out of, or from, or on account of any accident or other occurrence in, upon or from the Subleased Premises or (ii) occasioned in whole or in part through the use and occupancy of the Subleased Premises or any construction, repair, alterations or improvements therein or appurtenances thereto, or by any act or omission of Too, Inc. or any subtenant, concessionaire or licensee of Too, Inc., or its employees, agents, contractors or invitees in, upon, at or from the Subleased Premises.

         (c) Each party hereto (the "RELEASING PARTY") hereby releases the other (the "RELEASED PARTY"), from any loss, damage, claim or liability which the Released Party would, but for this Section 19(c), have had to the Releasing Party arising out of or in connection with any damage to the property of the Releasing Party to the extent such damage or the cause thereof is covered by insurance maintained by the Releasing Party. Such insurance coverage maintained shall be deemed to include any deductible or self-insured retention in effect or permitted pursuant to this Agreement. SUCH RELEASE SHALL EXTEND TO ANY LOSS, DAMAGE, CLAIM OR LIABILITY THAT MAY HAVE RESULTED IN WHOLE OR IN PART FROM ANY ACT OR NEGLECT OF THE RELEASED PARTY, ITS OFFICERS, AGENTS OR EMPLOYEES. Each party hereto shall immediately give to each insurance company which has issued to it property insurance policies written notice of the terms of such mutual releases and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such releases and to waive the Releasing Party's insurer's right of subrogation that would exist had the Releasing Party not given the foregoing release.

         20. Required Notice Under Prime Lease.
             ----------------------------------

         Too, Inc. shall promptly give written notice to Prime Tenant of (i) all claims, demands or controversies by or with the Landlord under the Prime Lease or (ii) any injury, death or property damage arising on or about the Subleased Premises. Prime Tenant shall promptly give written notice to Too, Inc. of (i) all claims, demands or controversies by or with the Landlord under the Prime Lease with respect to the Subleased Premises or (ii) any injury, death or property damage arising on or about the Leased Premises.

         21. Accepting Subleased Premises "As Is".
             -------------------------------------

         Too, Inc. represents that it is familiar with the Subleased Premises and has inspected same prior to the date hereof. Too, Inc. accepts and has accepted possession of the Subleased Premises "as is". Too, Inc. acknowledges that, notwithstanding anything to the contrary in the Prime Lease, Prime Tenant has made no representations or warranties with respect to the Subleased Premises or to the condition thereof.

         22. No Waiver.
             ----------

         The failure of a party to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification by a party of any covenant, agreement, term, provision or condition of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party. No surrender by Too, Inc. of possession of the Subleased Premises or of any part thereof or of any remainder of the term of this Agreement shall release Too, Inc. from any of its obligations hereunder.

         23. Lease Guarantees.
             -----------------

         (a) Limited shall continue to guarantee the full amount of lease payments under each Guaranteed Lease until any of the following occurs in respect of a Guaranteed Lease:

         (i) the initial Lease Term in respect of such Guaranteed Lease (excluding any renewals or extensions thereunder) expires, or such Guaranteed Lease earlier terminates according to its terms;

         (ii) the first day on which such Guaranteed Lease is amended, extended or renewed; or

         (iii) the first day on which the landlord under such Guaranteed Lease consents to any amendment to or waiver under the Guaranteed Lease (other than any consent, amendment or waiver relating to the spin-off of Too, Inc. on the Distribution
                  Date).

Upon the earliest occurrence of any of the preceding with respect to any Guaranteed Lease, Limited's guarantee obligations in respect of such Guaranteed Lease shall immediately cease, and such lease shall be deemed to have been deleted from SCHEDULE 2 hereto.

         (b) Limited shall have no obligation to provide any guarantee or other assurance for any lease entered into, modified or amended by Too, Inc. after the Distribution Date.

         24. Amounts Payable Upon Achievement of Threshold Sales.
             ----------------------------------------------------

         (a) No later than the first Sunday of each fiscal month of Limited, Too, Inc. shall provide to Limited a data file, in a file format acceptable to both parties, with the following information: (i) for each store occupying Subleased Premises, the prior fiscal month's Gross Sales and (ii) for each store which is the subject of a Guaranteed Lease, the prior fiscal month's total sales and Excess Rent paid to third party landlords. In furtherance of and not in limitation of the foregoing, Too, Inc. shall provide to Limited such further information as Limited may request in order to comply with Limited's obligations to third party landlords.

         (b) In addition to any other amounts payable by Too, Inc. hereunder, Too, Inc. shall also pay to Limited such additional amounts as are set forth in
SCHEDULE 4 hereto as consideration for Limited's guarantee of the Guaranteed Leases and for the Prime Tenants' implicit guarantee of Subleased Premises as to which they are the Prime Tenant. On the 14th day after the end of each fiscal year of Limited, Limited shall furnish to Too, Inc. an invoice of such additional amounts, calculated by Limited in accordance with SCHEDULE 4 hereto, in respect of all Guaranteed Leases and Subleased Premises. Such invoice shall be accompanied by sufficient supporting detail to enable Too, Inc. to verify the calculations and the amounts due to Limited. Too, Inc. shall pay all such amounts in full by no later than 30 days after the submission of such invoice, whether or not all or any part of any amount so invoiced by Limited is being disputed by Too, Inc.

         25. Notices.
             --------

         Any notice or demand which either party may or must give to the other under this Agreement shall be given in the same manner for giving notices under the Prime Lease, but addressed as follows:

         If to Limited or any
         Prime Tenant:        The Limited, Inc.
                              Three Limited Parkway
                              P.O. Box 16000
                              Columbus, Ohio 43216
                              (Columbus, Ohio 43230 for non-U.S. mail)
                              Attn: C. David Zoba,
                                    Senior Vice President

         If to Too, Inc.:     Too, Inc.
                              3885 Morse Road
                              Columbus, Ohio 43219
                              Attn: Kent A. Kleeberger,
                                    Chief Financial Officer

Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

         26. Successors.
             -----------

         Subject to Section 11, the covenants and agreements herein contained shall bind and inure to the benefit of Limited, each Prime Tenant and Too, Inc. and their respective permitted successors and assigns.

         27. Captions.
             ---------

         The captions or headings of paragraphs in this Agreement are inserted for convenience only, and shall not be considered in construing the provisions hereof if any question of intent should arise.

         28. Severability.
             -------------

         If any provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         29. Governing Law.
             --------------

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of Ohio.

         30. Further Assurances.
             -------------------

         Limited, each Prime Tenant and Too, Inc. shall execute, acknowledge and deliver such instruments and take such other action as may be necessary or advisable to carry out their rights and obligations under this Agreement, including the execution of any agreement or instrument required by the Landlord under the Prime Lease. In addition, if Too, Inc. or a Prime Tenant desires to enter into a direct and separate lease with a Landlord for the Subleased Premises or the remainder of the Leased Premises, respectively, the other party shall cooperate in good faith and likewise agree to enter into a direct and separate lease for its premises; provided that such other party's new lease is for a term equal to the term remaining under the Prime Lease and is on terms at least as favorable as the terms of this Agreement, in the case of Too, Inc., or the terms of the Prime Lease, in the case of Prime Tenant; and provided further that the party initiating a separate lease shall (i) pay the full amount of all Store Separation Costs relating to such premises and (ii) perform all of the construction and other separation services related to such premises (such construction and other separation services to be performed in a manner which does not unreasonably interfere with the operations of the other party hereto).

         31. Amendment to Prime Lease.
             -------------------------

         No Prime Tenant may make any amendment to a Prime Lease that would impair or reduce the rights or increase the obligations of Too, Inc. under this Agreement, without the written consent of Too, Inc., except that Prime Tenant shall have the right, without Too, Inc.'s consent, to amend the Prime Lease to reduce or enlarge the Leased Premises so long as the size and space of the Subleased Premises is not thereby changed, and in such event the Space Size Ratios shall be adjusted. Prime Tenant reserves the right to amend a Prime Lease to switch the rental payments from fixed amounts to Percentage Basis; provided that such change shall not impair or reduce the rights or increase the obligations of Too, Inc. under this Agreement except with the written consent of Too, Inc. Except as otherwise provided in Section 8(c) hereof, any amendments to a Prime Lease made after the date hereof by Prime Tenant that increases the rights or reduces the obligations of, or grants monetary or non-monetary inducements to, Prime Tenant shall be shared ratably (in proportion to the parties' respective Space Size Ratios) between Prime Tenant and Too, Inc. Prime Tenant shall furnish Too, Inc. with a copy of any amendment to the Prime Lease.

         32. Reasonable Efforts of Prime Tenants.
             ------------------------------------

         To the extent in this Agreement that a Prime Tenant has conveyed to Too, Inc. such utilities, services and similar entitlements as the Landlord may provide under a Prime Lease, or to which Prime Tenant may be entitled under a Prime Lease, Prime Tenant agrees and covenants to use its reasonable efforts to obtain delivery of same to Too, Inc. With respect to all such entitlements, as well as any covenants, warranties, representations, obligations or other agreements of the Landlord (not otherwise expressly limited in this Agreement), Prime Tenant's "reasonable efforts" shall require the performance by such Prime Tenant, at Too, Inc.'s reasonable request and at Too, Inc.'s sole cost and expense, of one or more of the following:

                  (i) the execution by Prime Tenant and delivery to the Landlord, promptly following receipt of Too, Inc.'s written request therefor, of notices, requests and other similar writings; and

                  (ii) the institution by Prime Tenant, promptly following receipt of Too, Inc.'s written request therefor, of arbitration (if permitted under the Prime Lease) or legal proceedings to enforce, interpret or define the Landlord's obligations under the Prime Lease; provided that any legal proceedings instituted by Prime Tenant hereunder shall be under the exclusive control of Prime Tenant and shall include all reasonable preliminary and trial proceedings in the court of original jurisdiction.

         Too, Inc. shall defend, indemnify and hold Limited and its Affiliates harmless from and against any and all court costs, costs of filing, attorneys' fees and awards resulting from, or incurred in connection with, legal proceedings instituted by Prime Tenant pursuant to this Section 32.

         33. Reasonableness and Good Faith.
             ------------------------------

         Whenever this Agreement grants a Prime Tenant or Too, Inc. the right to take action, exercise discretion or make other determinations regarding the Subleased Premises, each party agrees to act reasonably and in good faith unless a different standard is specified herein.

         34. Arbitration.
             ------------

         Except for the non-payment of rental or other charges due by Too, Inc. under this Agreement (unless Too, Inc. first pays under protest as provided for below), or in the event that any action or inaction taken by Too, Inc. would cause a Prime Tenant to be in default under a Prime Lease, all disputes and disagreements between such Prime Tenant and Too, Inc. shall be resolved pursuant to an arbitration proceeding pursuant to the rules of the American Arbitration Association. The provisions of this Agreement contain the sole and exclusive method, means and procedure to resolve, as between such Prime Tenant and Too, Inc., any and all disputes or disagreements, including whether any particular matter constitutes, or with the passage of time would constitute, a default. As to any matter submitted to arbitration to determine whether it would, with the passage of time, constitute a default, such passage of time shall not commence to run until any such affirmative determination, so long as it is simultaneously determined that the challenge of such matter as a potential default was made in good faith, except with respect to the payment of money. With respect to the payment of money, such passage of time shall not commence to run in the event that the party which is obligated to make the payment does in fact make payment to the other party. Such payment can be accompanied by a good-faith notice stating why the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration pursuant to this Section 34.

         35. DEFAULTS. If Too, Inc. fails to comply with its obligations hereunder with respect to five or more stores and such failure continues for 30 days, then Limited and Prime Tenants shall have the right (but not the obligation) to treat such failure as a default by Too, Inc. of its obligations hereunder with respect to any or all of the Subleased Premises. In such event, Limited may exercise all remedies in respect of any or all of the Subleased Premises (whether or not such failure relates to the Subleased Premises with respect to which the remedies are being exercised by Limited) to the same extent that the Landlord of such Subleased Premises could exercise remedies against Prime Tenant under the relevant Prime Lease in the event of a default by such Prime Tenant.

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first written above.


                                            THE LIMITED STORES, INC.


                                            By: /s/ C. David Zoba
                                               ------------------
                                            Name:   C. David Zoba
                                            Title:  Vice President



                                            VICTORIA'S SECRET STORES, INC.


                                            By: /s/ C. David Zoba
                                               ------------------
                                            Name:   C. David Zoba
                                            Title:  Vice President



                                            LERNER NEW YORK, INC.


                                            By: /s/ C. David Zoba
                                               ------------------
                                            Name:   C. David Zoba
                                            Title:  Vice President



                                            EXPRESS, LLC


                                            By: /s/ C. David Zoba
                                               ------------------
                                            Name:   C. David Zoba
                                            Title:  Vice President

                                    STRUCTURE, INC.


                                    By: /s/ C. David Zoba
                                       ------------------
                                    Name:   C. David Zoba
                                    Title:  Vice President



                                    THE LIMITED, INC.


                                    By: /s/ C. David Zoba
                                       ------------------
                                    Name:   C. David Zoba
                                    Title:  Senior Vice President and Counsel -
                                            Property Services



                                    TOO, INC.


                                    By: /s/ Kent A. Kleeberger
                                       -----------------------
                                    Title:  Kent A. Kleeberger
                                    Name:   Vice President - Chief Financial
                                            Officer